Exhibit 99.1
                                     SUNBEAM

FOR IMMEDIATE RELEASE
---------------------

                      SUNBEAM APPOINTS RALPH M. PASSINO AS
                             CHIEF FINANCIAL OFFICER

BOCA RATON, FLORIDA, NOVEMBER 22, 2002 - Sunbeam Corporation announced today that Ralph M. Passino has been appointed Chief Financial Officer for the Company.

Mr. Passino was Vice President and General Manager of GenTek, Inc. over the last three years where he managed five businesses serving the automotive industry and grew profitability through productivity improvements and acquisitions. From 1986 to 1998, Mr. Passino was Chief Financial Officer for General Chemical Group, where he was instrumental in significantly improving the profitability of this 100-year-old chemical company. He managed the initial public offering of General Chemical, later negotiated with General Chemical's banks to restructure its debt and ultimately supervised the spin-off of GenTek. Earlier in his career, Mr. Passino held a number of finance positions of increasing responsibility with Signal Companies and Rockwell International.

Jerry W. Levin, Chairman and Chief Executive Officer of Sunbeam, said, "We are moving ahead into a new and brighter future, and Ralph has the broad experience and financial knowledge that Sunbeam will need directing the progress of our operating subsidiaries. He is an outstanding manager with substantial operations experience. He knows manufacturing businesses from the factory floor to the boardroom. I'm very pleased to welcome Ralph Passino to Sunbeam Corporation."

Mr. Passino said, "Sunbeam is poised for renewed growth and increasing profitability. I look forward to the opportunity to be part of such an energized organization as we work toward building a stronger Sunbeam for our employees and our customers."

Mr. Passino graduated from Duke University with a Bachelor of Science degree in chemistry. He earned his Masters degree in business administration from the University of Cincinnati in Ohio, graduating in 1976.

SUNBEAM CORPORATION is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Coleman(R), Sunbeam(R), Oster(R), Mr. Coffee(R), Health o meter(R), Grillmaster(R), First Alert(R), Campingaz(R) and Coleman Powermate(R).

Media Contact:       Mark Baker  212-484-7780
                     mbaker@rlmnet.com